Bowlero Reports Second Quarter Results for Fiscal Year 2024; Initiates Quarterly Dividend

RICHMOND, Va. February 5, 2024 – Bowlero Corp. (NYSE: BOWL) (“Bowlero” or the “Company”), one of the world’s premier operators of location based entertainment, today provided financial results for the second quarter of the 2024 Fiscal Year, which ended on December 31, 2023.

Quarter Highlights:

•Revenue increased 11.8% to $305.7 million versus the prior year and increased 65.4% versus 2QFY20 (quarter ended December 29, 2019)
•Revenue excluding Service Fee Revenue increased 13.4% to $304.0 million versus the prior year and was up 64.5% versus 2QFY20
•Total Bowling Center Revenue increased 14.5% versus the prior year and was up 69.5% versus 2QFY20
•Same Store Revenue increased 0.2% versus the prior year and grew 27.8% versus 2QFY20
•Net loss of $63.5 million versus prior year income of $1.4 million and income of $6.4 million in 2QFY20, which includes $64.1 million of expense from the non-cash impact of the earnouts for the current period
•Adjusted EBITDA of $103.1 million versus prior year of $97.0 million and $52.9 million in 2QFY20
•Added 3 locations during the quarter, 2 from acquisitions and 1 new build-out, bringing year-to-date new centers to 21
•Total locations in operation as of February 5, 2024 is 350

“Second quarter fiscal year 2024 saw double-digit total growth, amplifying our ability to grow the business despite difficult comparatives as we come out of the record breaking COVID rebound. Our acquisition of Lucky Strike represents a major milestone for the Company as we focus on higher revenue properties and continue to grow our location count. That deal brought together flagship properties with our best-in-class operators and event sales platform, driving results higher than expectations. We are expanding the well-known Lucky Strike brand by opening our first Lucky Strike new build in Moorpark, California, and the new Lucky Strike Miami will soon follow.,” said Thomas Shannon, Founder and Chief Executive Officer of Bowlero.

Mr. Shannon continued, “In the quarter, our event business was up over thirty percent and continues to drive the strength of our overall business. Same-store revenue was positive in the quarter, driven by the reset of mid-week promotions, improved pricing dynamics on the weekend, and strong execution from our events team. Acquisitions and new builds contributed $41 million of revenue in the quarter and the Lucky Strike acquisition is ahead of our profitability targets. We are taking a cautious approach to the third quarter due to meaningful weather headwinds in the first three weeks of January but expect to make up that softness in the rest of the third quarter and fourth quarter and continue to expect double-digit revenue growth in fiscal year 2024.”

Bobby Lavan, Chief Financial Officer, added, “In the quarter, we received $409 million net proceeds from our sale-leaseback transaction with Vici. We used proceeds to pay down our revolver balance in full, fund acquisitions including Lucky Strike and accelerate our capital investment plan. We ended the quarter with $190 million of cash and $412 million of total liquidity.”

Share Repurchases
During the quarter, the Company repurchased approximately 7.5 million shares of Class A common stock for approximately $80 million. In the first quarter of fiscal year 2024, the company repurchased approximately 12.1 million shares for approximately $131 million, bringing total repurchases in the first half of fiscal year 2024 to approximately 19.6 million. Since 2021, the Company has spent approximately $432 million retiring all SPAC-related warrants, repurchasing 31.0 million shares of common stock, and 4.9 million as-converted preferred shares, reducing common stock outstanding by about 20%.

On February 2, 2024, the Board of Directors authorized a time extension and an increase to the share repurchase program, replenishing the authorized repurchase amount to $200 million and removing the program expiration date. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of the Company’s shares, general market and economic conditions, and other factors.

Dividend
The Board of Directors of the Company has approved the initiation of a quarterly dividend program. The Board of Directors declared an initial quarterly cash dividend of $0.055 per share of common stock for the third quarter of fiscal 2024. The dividend will be payable on March 8, 2024, to stockholders of record on February 23, 2024. The Company intends to pay a cash dividend on a quarterly basis going forward, subject to market conditions and approval by the Company’s Board of Directors.

Fiscal Year 2024 and Third Quarter 2024 Guidance
The Company reiterated financial guidance for fiscal year 2024. The Company expects Revenue to be up 10% to 15% in fiscal year 2024, excluding the $21 million of Service Fee Revenue1 from prior year revenue, equating to $1.14 billion to $1.19 billion. Adjusted EBITDA margin is expected to be 32% to 34%, which equates to Adjusted EBITDA of $365 million to $405 million. The Company expects the third quarter of fiscal year 2024 to have Revenue Excluding Service Fee Revenue of $335 million to $350 million and Adjusted EBITDA of $128 million to $143 million.

The Company is updating its investment guidance based on expanding growth opportunities in fiscal year 2025. The Company expects to reinvest heavily in the business in fiscal year 2024, with more than $190 million allocated to acquisitions (up from $160 million), $40 million to new builds, and $80 million to conversions and growth (up from $75 million). Maintenance capital expenditures are expected to be $45 million.

1 Service fee revenue is a mandatory gratuity passed through to the employee, which is a non-contributor to earnings and is being phased out across our centers.

Investor Webcast Information
Listeners may access an investor webcast hosted by Bowlero. The webcast and results presentation will be accessible at 10:00 AM ET on February 5, 2024 in the Events & Presentations section of the Bowlero Investor Relations website at https://ir.bowlerocorp.com/overview/default.aspx.

About Bowlero Corp.
Bowlero Corporation is one of the world’s premier operators of location-based entertainment. With approximately 350 locations across North America, the Company serves more than 40 million guest visits annually through a family of brands that include Lucky Strike, Bowlero and AMF. In 2019, Bowlero acquired the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Bowlero, please visit BowleroCorp.com.

Forward Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms "anticipate," "believe," “confident,” “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "plan," “possible,” "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: our ability to design and execute our business strategy; changes in consumer preferences and buying patterns; our ability to compete in our markets; the occurrence of unfavorable publicity; risks associated with long-term non-cancellable leases for our centers; our ability to retain key managers; risks associated with our substantial indebtedness and limitations on future sources of liquidity; our ability to carry out our expansion plans; our ability to successfully defend litigation brought against us; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; the cost and availability of commodities and other products we need to operate our business; cybersecurity breaches, cyber-attacks and other interruptions to our and our third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other conflicts; public health emergencies and pandemics, such as the COVID-19 pandemic, or natural catastrophes and accidents; changes in the regulatory atmosphere and related private sector initiatives; fluctuations in our operating results; economic conditions, including the impact of increasing interest rates, inflation and recession; and other factors described under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on September 11, 2023, as well as other filings that the Company will make, or has made, with the SEC, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Revenue Excluding Service Fee Revenue, Total Bowling Center Revenue, Same Store Revenue and Adjusted EBITDA as “non-GAAP measures”, which management believes provide useful information to investors because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance or liquidity measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Our third quarter and fiscal year 2024 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the Company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Such items include, but are not limited to, acquisition related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Revenue Excluding Service Fee Revenue represents Total Revenue less Service Fee Revenue. Total Bowling Center Revenue represents Total Revenue less Non-Center Related Revenue, Revenue from Closed Centers (as defined below), and Service Fee Revenue, if applicable. Same Store Revenue represents Total Revenue less Non-Center Related Revenue, Revenue from Closed Centers, Service Fee Revenue, if applicable, and Acquired Revenue. Adjusted EBITDA represents Net Income (Loss) before Interest Expense, Income Taxes, Depreciation and Amortization, Share-based Compensation, EBITDA from Closed Centers, Foreign Currency Exchange Loss (Gain), Asset Disposition Loss (Gain), Transactional and other advisory costs, changes in the value of earnouts, and other.

The Company considers Revenue Excluding Service Fee Revenue as an important financial measure because provides a financial measure of revenue directly associated with consumer discretionary spending and Total Bowling Center Revenue as an important financial measure because it provides a financial measure of revenue directly associated with bowling center operations. The Company also considers Same Store Revenue as an important financial measure because it provides comparable revenue for centers open for the entire duration of both the current and comparable measurement periods.

The Company considers Adjusted EBITDA as an important financial measure because it provides a financial measure of the quality of the Company’s earnings. Other companies may calculate Adjusted EBITDA differently than we do, which might limit its usefulness as a comparative measure. Adjusted EBITDA is used by management in addition to and in conjunction with the results presented in accordance with GAAP. We have presented Adjusted EBITDA solely as a supplemental disclosure because we believe it allows for a more complete analysis of results of operations and assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:

•do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•do not reflect changes in our working capital needs;
•do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•do not reflect non-cash equity compensation, which will remain a key element of our overall equity based compensation package; and
•do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

GAAP Financial Information

Bowlero Corp.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	December 31, 2023	July 2, 2023
Assets
Current assets:
Cash and cash equivalents	$189,955	$195,633
Accounts and notes receivable, net of allowance for doubtful accounts	6,875	3,092
Inventories, net	14,166	11,470
Prepaid expenses and other current assets	24,304	18,395
Assets held-for-sale	2,069	2,069
Total current assets	237,369	230,659

Property and equipment, net	806,096	697,850
Internal use software, net	22,538	17,914
Operating lease right of use assets, net	546,188	449,085
Finance lease right of use assets, net	536,274	515,339
Intangible assets, net	98,784	90,986
Goodwill	826,619	753,538
Deferred income tax asset	84,767	73,807
Other assets	33,527	12,096
Total assets	$3,192,162	$2,841,274

Liabilities, Temporary Equity and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$142,670	$121,226
Current maturities of long-term debt	9,248	9,338
Current obligations of operating lease liabilities	31,718	23,866
Other current liabilities	11,497	14,281
Total current liabilities	195,133	168,711

Long-term debt, net	1,134,076	1,138,687
Long-term obligations of operating lease liabilities	539,580	431,295
Long-term obligations of finance lease liabilities	680,309	652,450
Long-term financing obligations	436,790	9,005
Earnout liability	135,479	112,041
Other long-term liabilities	27,239	25,375
Deferred income tax liabilities	4,200	4,160
Total liabilities	3,152,806	2,541,724

Commitments and Contingencies (Note 10)

	December 31, 2023	July 2, 2023
Temporary Equity
Series A preferred stock	$144,329	$144,329

Stockholders’ (Deficit) Equity
Class A common stock	9	11
Class B common stock	6	6
Additional paid-in capital	508,065	506,112
Treasury stock, at cost	(349,025)	(135,401)
Accumulated deficit	(264,909)	(219,659)
Accumulated other comprehensive income	881	4,152
Total stockholders’ (deficit) equity	(104,973)	155,221
Total liabilities, temporary equity and stockholders’ (deficit) equity	$3,192,162	$2,841,274

Bowlero Corp.
Condensed Consolidated Statements of Operations
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Revenues	$305,671	$273,385	$533,076	$503,645
Costs of revenues	215,090	179,706	398,011	344,908
Gross profit	90,581	93,679	135,065	158,737

Operating expenses:
Selling, general and administrative expenses	37,512	34,452	75,277	66,946
Asset impairment	29	—	55	84
Loss (gain) on sale of assets	21	(1,823)	(6)	(1,978)
Other operating expense	3,542	614	4,906	1,976
Total operating expense	41,104	33,243	80,232	67,028

Operating profit	49,477	60,436	54,833	91,709

Other expenses:
Interest expense, net	46,236	27,379	83,685	50,949
Change in fair value of earnout liability	64,091	30,776	23,409	71,536
Other expense (income)	10	(678)	63	(630)
Total other expense	110,337	57,477	107,157	121,855

(Loss) income before income tax expense (benefit)	(60,860)	2,959	(52,324)	(30,146)

Income tax expense (benefit)	2,609	1,524	(7,074)	1,953
Net (loss) income	$(63,469)	$1,435	$(45,250)	$(32,099)

Bowlero Corp.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net cash provided by operating activities	$55,116	$80,306	$71,199	$115,879
Net cash used in investing activities	(70,090)	(100,513)	(246,666)	(163,005)
Net cash provided by (used in) financing activities	164,647	(41)	169,738	5,126
Effect of exchange rate changes on cash	194	(304)	51	(427)
Net increase (decrease) in cash and cash equivalents	149,867	(20,552)	(5,678)	(42,427)

Cash and cash equivalents at beginning of period	40,088	110,361	195,633	132,236

Cash and cash equivalents at end of period	$189,955	$89,809	$189,955	$89,809

Balance Sheet and Liquidity
As of December 31, 2023 and July 2, 2023, our calculation of net debt was as follows:

(in thousands)	December 31, 2023	July 2, 2023
Cash and cash equivalents	$189,955	$195,633
Bank debt and loans	1,158,437	1,164,662
Net debt	$968,482	$969,029

As of December 31, 2023 and July 2, 2023, our cash on hand and revolving borrowing capacity was as follows:

(in thousands)	December 31, 2023	July 2, 2023
Cash and cash equivalents	$189,955	$195,633
Revolver Capacity	235,000	235,000
Revolver capacity committed to letters of credit	(12,621)	(10,386)
Total cash on hand and revolving borrowing capacity	$412,334	$420,247

GAAP to non-GAAP Reconciliations

	FY24 vs. FY20		FY24 vs. FY23
(in thousands)	December 29, 2019	December 31, 2023	January 1, 2023	December 31, 2023
Total Revenue - Reported	$184,842	$305,671	$273,385	$305,671

less: Service Fee Revenue	—	(1,633)	(5,349)	(1,633)

Revenue excluding Service Fee Revenue	$184,842	$304,038	$268,036	$304,038

less: Non-Center Related (including Closed Centers)	(7,300)	(3,020)	(5,148)	(3,020)

Total Bowling Center Revenue	$177,542	$301,018	$262,888	$301,018

less: Acquired Revenue	—	(74,035)	(3,306)	(40,840)

Same Store Revenue	$177,542	$226,983	$259,582	$260,178

% Year-over-Year Change
Total Revenue – Reported		65.4%		11.8%
Total Revenue excluding Service Fee Revenue		64.5%		13.4%
Total Bowling Center Revenue		69.5%		14.5%
Same Store Revenue		27.8%		0.2%

	Adjusted EBITDA Reconciliation
	Three Months Ended
(in thousands)	December 31, 2023	January 1, 2023	December 29, 2019
Consolidated
Revenue	$305,671	$273,385	$184,842
Net (loss) income - GAAP	(63,469)	1,435	6,448
Net (loss) income margin	(20.8)%	0.5%	3.5%
Adjustments:
Interest expense	48,112	27,379	19,805
Income tax expense	2,609	1,524	153
Depreciation, amortization and impairment charges	37,562	29,303	21,772
Share-based compensation	3,689	4,036	852
Closed center EBITDA (1)	2,157	768	1,885
Foreign currency exchange gain	(78)	(182)	(236)
Asset disposition loss (gain)	21	(1,823)	219
Transactional and other advisory costs (2)	4,935	3,848	1,087
Changes in the value of earnouts (3)	64,091	30,776	—
Other, net (4)	3,497	(109)	903
Adjusted EBITDA	$103,126	$96,955	$52,888
Adjusted EBITDA Margin	33.7%	35.5%	28.6%

(1)The closed center adjustment is to remove EBITDA for closed centers. Closed centers are those centers that are closed for a variety of reasons, including permanent closure, newly acquired or built centers prior to opening, centers closed for renovation or rebranding and conversion. If a center is not open on the last day of the reporting period, it will be considered closed for that reporting period. If the center is closed on the first day of the reporting period for permanent closure, the center will be considered closed for that reporting period.
(2)The adjustment for transaction costs and other advisory costs is to remove charges incurred in connection with any transaction, including mergers, acquisitions, refinancing, amendment or modification to indebtedness, dispositions and costs in connection with an initial public offering, in each case, regardless of whether consummated. Certain prior year amounts have been reclassified to conform to current year presentation.
(3)The adjustment for changes in the value of earnouts is to remove of the impact of the revaluation of the earnouts. Changes in the fair value of the earnout liability is recognized in the statement of operations. Decreases in the liability will have a favorable impact on the statement of operations and increases in the liability will have an unfavorable impact.
(4)Other includes the following related to transactions that do not represent ongoing or frequently recurring activities as part of the Company’s operations: (i) non-routine expenses, net of recoveries for matters outside the normal course of business, (ii) costs incurred that have been expensed associated with obtaining an equity method investment in a subsidiary of VICI, (iii) severance expense, and (iv) other individually de minimis expenses. Certain prior year amounts have been reclassified to conform to current year presentation.

Contacts:
Bowlero Corp. Investor Relations
IR@BowleroCorp.com